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                                                                   Exhibit 4.2.1

                                                         Employee No.___________

                               Buy-Sell Agreement

        This Agreement is entered into as of _____________, between DiCon Fiberoptics, Inc. ("Company") and the undersigned person ("Shareholder"), with respect to all of the shares in the Company now or hereafter owned by Shareholder ("Shares").

1. Restrictions on Transfers

        1.1 No Transfer without Adhering to Agreement. None of the Shares or any right or interest in the Shares shall be sold, pledged, hypothecated, encumbered, transferred or disposed of in any way, whether voluntarily or involuntarily or by operation of law, except under the terms of this Agreement.

        1.2 Legend on Share Certificates. Each certificate for Shares shall have conspicuously endorsed on it the following words:

        "Sale, pledge, hypothecation, encumbrance, transfer or disposition of the shares represented by this certificate is restricted by the provisions of a Buy-Sell Agreement between Shareholder and DiCon Fiberoptics, Inc. All provisions of the Buy-Sell Agreement are incorporated by reference in this certificate. A copy of the Buy-Sell Agreement may be inspected at the principal office of DiCon Fiberoptics, Inc."

2. Restrictions on Voluntary Transfers

                2.1 No Transfer without Adhering to Article 2. Shareholder shall not sell, pledge, hypothecate, encumber, transfer or dispose of in any way ("Transfer") any of the Shares or any right or interest in the Shares, except in compliance with the requirements of this Article 2.

                2.2 Option to Purchase. If Shareholder desires to Transfer any or all of the Shares to any third party, Shareholder shall first have delivered written notice to the Company expressing Shareholder's desire to Transfer the Shares. The notice shall specify the number of Shares proposed to be Transferred, and the name and address of Shareholder's proposed transferee. During the 60 day period following receipt of notice by the Company from Shareholder, the Company or its designee shall have the option to purchase any or all of the Shares proposed to be transferred at the price determined as provided in Article 5. If the



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Company or its designee exercises its option, the Company or its designee shall give written notice of that fact to Shareholder.

                2.3 Transfer to Proposed Transferee. Any Shares not purchased by the Company or its designee as prescribed under this Article 2 may be Transferred to the proposed transferee at any time within 60 days after expiration of the 60 day period specified in Paragraph 2.2, but only at the price specified in Article 5. No Transfer shall be made after the end of the 60 day period specified in this Paragraph 2.3, nor shall any change in the terms of Transfer be permitted without a new notice of intention to Transfer and compliance with the requirements of this Article 2. Any Transfer by Shareholder in violation of this Agreement shall be null and void and of no effect.

3. Obligations of Transferees

        Each transferee and each subsequent transferee of any Shares or any right or interest in any Shares shall hold the Shares or right or interest in the Shares subject to all the provisions of this Agreement and shall make no further Transfers except as provided in this Agreement. Transfer of the Shares shall not be entered on the books of the Company until a copy of this Agreement has been executed by the prospective transferee. Failure or refusal to sign a copy of this Agreement shall not relieve any transferee from any obligations under this Agreement.

4. Company Option to Purchase on Triggering Events

        4.1 Option to Purchase. Upon the occurrence of any of the following events ("Triggering Events") with respect to Shareholder or any Shares or any right or interest in any Shares, the Company or its designee shall have the option to purchase any or all of the Shares in accordance with the procedures set forth in Paragraph 4.2:

                (a) Filing of a petition in bankruptcy by Shareholder or by any person against Shareholder.

                (b) Assignment of Shareholder's assets for the benefit of creditors or an appointment of a receiver to take possession of any Shares.

                (c) Pledging, hypothecating or otherwise encumbering any Shares as security for any debt.

                (d) Any marital property settlement purporting to give the spouse of Shareholder any legal or beneficial interest in any Shares.

                (e) The entry of any final order, decree or judgment of court in a marital dissolution or any other proceeding purporting to give the spouse of Shareholder any legal or beneficial



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interest in any Shares.

                (f) The death of Shareholder.

                (g) Any attempted Transfer of any Shares not specifically permitted by other provisions of this Agreement.

                (h) The termination for any reason of Shareholder's employment with the Company.

        4.2 Purchase Procedures. During the 60 day period following the date of actual notice to the Company of a Triggering Event, the Company or its designee shall have the option to purchase any or all of the Shares at the price determined as provided in Article 5. If the Company or its designee exercises its option, the Company or its designee shall give written notice of that fact to Shareholder.

5. Valuation

        5.1 Regular Valuations. The Board of Directors of the Company values the shares of the Company two times per year at approximately six month intervals; the first valuation is conducted after the completion of accounting for the Company's last fiscal year, and the second valuation is conducted after the completion of accounting for Company operations for the six month period following the last fiscal year (the first valuation and the second valuation hereinafter referred to generally as "Regular Valuations").

        5.2 Calculation of Current Value of the Shares. The purchase price of Shares pursuant to Articles 2 and 4 shall be the current value of the shares of the Company as of the applicable valuation dates specified in subparagraphs (a) and (b) below ("the Current Value").

                (a) Valuation Date for Proposed Voluntary Transfers. The valuation date in determining the Current Value of Shares pursuant to Article 2 shall be the day Shareholder has delivered written notice to the Company expressing Shareholder's desire to Transfer Shares as specified in Paragraph 2.2.

                (b) Valuation Date for Affected Stock. The valuation date in determining the Current Value of Shares pursuant to Article 4 shall be the day of the occurrence of any Triggering Event.

        5.3 Valuation Methodology; Valuations in Addition to Regular Valuations. Regular Valuations shall be done in accordance with a method approved from time to time by the Board of Directors of the Company within its sole discretion, and detailed in a document entitled "Evaluating DiCon Common, Methodology", and made available to Shareholder. However, Shareholder acknowledges that valuation of the Company's shares is not an exact



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science and therefore, notwithstanding anything herein to the contrary,
Shareholder agrees that the Board of Directors may in its sole discretion amend Evaluating DiCon Common, Methodology as it deems appropriate, including without limitation, changing or deleting valuation methods, formulas, rates or variables, or attaching more or less emphasis to some methods or factors over others to reflect changing economic conditions and circumstances. In addition to the Regular Valuations, the Board of Directors may value the shares at such other times as it determines within its sole discretion, or may devise and apply such other means to calculate or interpolate the value of the shares at any particular time between Regular Valuations.

6. Appointment of Company Secretary to Hold Certificates and as Attorney-in-Fact

        For convenience in implementing the terms of this Agreement, Shareholder hereby appoints the Secretary of the Company (i) as custodian to hold the Share certificates; and (ii) as Shareholder's attorney-in-fact on Shareholder's behalf for purposes of effectuating the provisions of this Agreement. Immediately upon receipt, Shareholder shall deposit with the Secretary all certificates representing the Shares, endorsed in blank.

7. Term of Agreement

        The restrictions on Transfer of the Shares set forth in this Agreement shall terminate upon any of the following:

        7.1 Determination of Board. The determination of the Board of Directors of the Company that this Agreement shall be terminated.

        7.2 Public Offering. The consummation of a public offering for any of the common stock of the Company registered under the Securities Act of 1933, as amended, on SEC Form S-1 or any successor form.

8. General Provisions

        8.1 Notices. Any communications between the parties hereto to be given in writing shall be given by mailing the same, postage prepaid, or by telex, cable, facsimile or personal delivery addressed, in the case of the Company, to the principal office of the Company, and in the case of Shareholder, to Shareholder's latest address on record with the Company.

        8.2 Successors. This Agreement shall inure to the benefit of the successors, assigns and designees of the Company, and is binding upon the heirs, successors, assigns, administrators, executors and other legal representatives of Shareholder.



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        8.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of the California without regard to California conflict of law principles.



DiCon Fiberoptics, Inc.
                                        ----------------------------------------
                                        (Signature of Shareholder)

By
   ---------------------------------    ----------------------------------------
   Ho-Shang Lee                         (Print name of Shareholder)
Title: President

By
   ---------------------------------
   Anthony T. Miller
Title: Secretary



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                                 Spouses Consent

        I am the spouse of _____________________ who has signed the foregoing Buy-Sell Agreement. I have read the Buy-Sell Agreement and consent to all provisions of the Buy-Sell Agreement. I agree to take no action to delay or hinder any transfer of the Shares in accordance with the Buy-Sell Agreement. I agree that any community property rights and any other right or interest I may have in the Shares shall be subject and subordinate to the requirements of the Buy-Sell Agreement and that the Company need not seek any further consent from me and may deal solely with my spouse in connection with all matters under the Buy-Sell Agreement.

Dated:
      ------------------------------


------------------------------------
(Signature of spouse)


------------------------------------
(Print name of spouse)



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